EX-99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 27, 2018, relating to the financial statements and financial highlights, which appears in the December 31, 2017 Annual Report to Shareholders of the STAAR Investment Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Auditors" and "Experts" in such Registration Statement and under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information dated October 11, 2018, which are also incorporated by reference into this Registration Statement.

Goff Backa Alfera & Company, LLC
Pittsburgh, Pennsylvania
October 10, 2018